Exhibit 99.1


                       Anacomp(R) board of directors NAMES
                        WILLIAM R. PESCH AS PRESIDENT AND
                             CHIEF OPERATING OFFICER


SAN DIEGO, CA - November 8, 2004 - Anacomp, Inc. (OTC BB: ANCPA), a leader in comprehensive information management outsourcing and multi-vendor maintenance support, today announced that its Board of Directors has named William R. (Bill) Pesch as President and Chief Operating Officer effective November 15, 2004. Mr. Pesch will report to Anacomp's CEO, Jeffrey R. Cramer, who has held the positions of both President and CEO since October 2002. As a result of Mr. Pesch's appointment, Mr. Cramer will be resigning from his position as President of the Company effective as of November 15, 2004. Mr. Cramer will continue to serve as Chief Executive Officer and a member of the board of directors of the Company.

Mr. Pesch comes to Anacomp as an accomplished executive with demonstrated success leading mid-size global organizations to profitable high growth. Mr. Pesch has extensive experience in many aspects of the document management industry. Prior to joining Anacomp, Mr. Pesch held senior management positions in such firms as A.B. Dick Company, Siemens Building Technologies and Bell & Howell. He also is founder and president of WRP Associates, an interim executive leadership business for private equity firms, and President of a German based company that provides electronic office and mailroom equipment. He has an MBA from Harvard Business School and a BS in Electrical Engineering and Computer Science from the University of New Mexico. "Bill Pesch is a proven executive with enormous breadth and expertise. He will play a pivotal role in the Company's future, as we continue to pursue our revenue growth strategy," Mr. Cramer said. Mr. Pesch said his priorities include expanding the Company's reach as a full service provider of information management outsourcing and maintenance support services to its base of more than 6,000 customers. "I am very excited to be joining Anacomp. The Company has outstanding customers and offers an expanding suite of services ideally suited for their current and future needs."

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About Anacomp

Anacomp provides Multi-Vendor Services and Information Management Solutions to thousands of businesses and organizations worldwide. Anacomp Multi-Vendor Services partners with Original Equipment Manufacturers to provide authorized vendor-neutral support of storage equipment, network devices, specialty systems and peripherals. Multi-Vendor Services includes Call Center Support, On-Site Maintenance, Depot Services, Logistics, Training, and Micro-Imaging Resources. Anacomp Information Management Solutions provides secure capture, management, storage/preservation and delivery of critical information. Information Management Solutions includes docHarbor(R) Web Presentment, Valise(TM) Content Management, Input, Micrographic and Conversion Services. Founded in 1968, Anacomp, Inc. is headquartered in San Diego, USA with international headquarters in Wokingham, UK. For more information, visit Anacomp's web site at www.anacomp.com. Contact: Linster W. Fox, Anacomp Executive Vice-President and Chief Financial Officer, 858-716-3609 or lfox@anacomp.com.

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Anacomp's news releases are distributed  through  PRNewswire and can be accessed
via  the  Internet   (www.anacomp.com  or  www.prnewswire.com).

               Anacomp is a registered trademark of Anacomp, Inc.